     As filed with the Securities and Exchange Commission on June 27, 1996
                                                       Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                                ENVIROGEN, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                ---------------

       Delaware                                                             22-2899415
(State of Incorporation)                                        (I.R.S. Employer Identification Number)
                                                                            Harcharan S. Gill, President
                                                                            Envirogen, Inc.
4100 Quakerbridge Road                                                      4100 Quakerbridge Road
Lawrenceville, New Jersey 08648                                             Lawrenceville, New Jersey 08648
(609) 936-9300                                                              (609) 936-9300
(Address, Including Zip Code, and Telephone Number,                  (Name, Address, Including Zip Code, and Telephone
Including Area Code, of Registrant's Principal Executive Offices)    Number, Including Area Code, of Agent for Service)

                                ---------------
                                    Copy to:
                           John E. Stoddard III, Esq.
                             Drinker Biddle & Reath
                               47 Hulfish Street
                              Princeton, NJ 08542
                                 (609) 497-7004

 Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

 If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                        CALCULATION OF REGISTRATION FEE
================================================================================
                                          Proposed     Proposed
                                          Maximum       Maximum
                               Amount     Offering     Aggregate     Amount of
      Title of Shares          to be       Price       Offering     Registration
     to be Registered        Registered Per Share(1)   Price(1)         Fee
- --------------------------------------------------------------------------------
Common Stock, $.01 par        5,339,056      $3.3125    $17,685,623    $6,098
 value
================================================================================

(1)  Calculated pursuant to Rule 457(c).

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment. A        +
+ registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor may +
+ offers to buy be accepted prior to the time the registration statement       +
+ becomes effective. This prospectus shall not constitute an offer to sell or + + the solicitation of an offer to buy nor shall there be any sale of these + + securities in any State in which such offer, solicitation or sale would be + + unlawful prior to registration or qualification under the securities laws of +
+ any such State.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JUNE 27, 1996

   PROSPECTUS
   ----------

                                5,339,056 Shares

                                ENVIROGEN, INC.

                                 Common Stock

     This Prospectus relates to 5,339,056 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Envirogen, Inc. ("Envirogen" or the "Company"). The Shares are being offered for sale pursuant to this Prospectus, from time to time, by or for the account of the securityholders named herein (the "Selling Securityholders"). See "Selling Securityholders." The Company will not receive any of the proceeds of this offering, except for the receipt of the exercise price upon exercise of warrants held by certain Selling Securityholders. See "Use of Proceeds."

     The Selling Securityholders, either directly, through agents designated or to be designated from time to time by them, or through underwriters or dealers, may sell the Shares from time to time on terms to be determined by the Selling Securityholders at the time of sale. The Selling Securityholders may also seek, to the extent permitted by applicable laws, to sell the Shares in transactions under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act").

     All expenses of this offering, other than commissions or discounts of broker-dealers, will be borne by the Company. It is estimated that such expenses to be borne by the Company, including accounting and legal fees, will approximate $25,000.

     The Selling Securityholders and any broker-dealers, agents, underwriters or dealers that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock is currently traded on the Nasdaq SmallCap Market under the symbol "ENVG." The closing sale price of the Common Stock on the Nasdaq SmallCap Market on June 26, 1996 was $3.3125 per share.

                            ----------------------

These securities involve a high degree of risk. See "Risk Factors" beginning on
    page 4 of   this Prospectus for information that should be considered by prospective purchasers.

                            ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ----------------------


                                 July    , 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where such contract or document has been filed as an exhibit to the Registration Statement, or other document incorporated by reference, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates herein by reference the following documents filed with the Commission under the Exchange Act:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     (b) The Company's Current Reports on Form 8-K dated January 5, 1996, February 23, 1996 and June 27, 1996;

     (c) The Company's Current Report on Form 8-K/A dated April 22, 1996;

     (d) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     (e) The Company's Report on Form 10-C dated May 31, 1996; and

     (f) The description of the Company's Shares contained in the registration statement (File No. 0-20404) filed by the Company to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the Offering of the Shares hereby.

     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the Offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to: Investor Relations, Envirogen, Inc., 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648, telephone (609) 936-9300.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors relating to the business of the Company before purchasing any of the securities offered hereby.

     History of Operating Losses and Accumulated Deficit. The Company has had net losses since its inception and expects to continue to incur losses through at least 1996. The Company has derived limited revenues to date from the use or sale of its biological degradation systems and had an accumulated deficit of $19,960,296 at March 31, 1996. The Company expects to incur substantial additional expenditures for the continued development of its biological degradation systems and the commercialization of its technologies. There can be no assurance that the Company will generate sufficient revenues to achieve profitability.

     Competition and Risk of Technological Obsolescence. The environmental remediation industry is highly competitive and subject to rapid and significant technological change. Others may independently develop technologies similar or superior to those of the Company, which may result in the Company's processes or systems becoming less competitive or obsolete. Competition from other environmental biotechnology companies, as well as from engineering and waste management service companies, universities, research institutions and others, may increase as advances in the treatment and remediation of wastes are made. Many of the Company's competitors have substantially greater financial and marketing resources and capabilities than Envirogen. In addition, some competitors, particularly waste management service companies, may be able to offer a more complete solution to a client's environmental problems than the Company will be able to offer.

     Reliance on Corporate and Governmental Relationships. The Company has relied and will continue to rely on contracts with corporate and governmental sponsors to fund a significant portion of its research and development activities. No assurance can be given that funding from research and development agreements will continue or, if continued, will be at levels or on terms satisfactory to the Company. The elimination or significant reduction in funding from research and development agreements could narrow the scope of the Company's long-term research and development efforts.

     No Assurance of Additional Financing. The Company may require additional funds to develop and commercialize certain of its technologies. However, the Company may not be successful in raising additional funds to meet its capital requirements or, if successful, the terms of such arrangements may not be advantageous to the Company.

     Technology Rights. The Company intends to rely primarily on confidentiality agreements and the expertise of its scientists and consultants to maintain the proprietary nature of its technology. Under certain circumstances, the Company may also seek patent protection for unique microorganisms (including genetically-modified forms) or for novel processes which it develops that degrade hazardous wastes, although the Company does not believe that patents are critical to the successful development of commercially viable biodegradation systems. In general, due to the newness and complexity of the science involved in biotechnology, the application of the patent laws to biotechnology is presently unclear and is undergoing a developing and evolving process. There can be no assurance that the Company's pending patent applications will be granted or, if granted, that their claims will be sustained if challenged. Certain competitors of the Company have been issued patents or have filed applications for patents or have proprietary rights to microorganisms, systems or processes competitive with those of the Company. If patents or proprietary technology rights are obtained by competitors, the Company may be restricted in the utilization of certain of its microorganisms, systems or processes. If the Company is unable to maintain the proprietary nature of its technologies, the Company's financial condition and results of operations could be materially adversely affected.

     To date the Company's research and development agreements have not placed significant restrictions on the Company's use of technology developed under such agreements. In certain cases, the agreements provide for a sharing of rights to the technology which is jointly developed by the Company and the other party, and/or provide for the payment by the Company of limited royalties on the use of technology developed solely by the other party or developed jointly, and/or grant the other party a non-exclusive license to utilize technology developed by the Company under the agreement for its own facilities but not for other purposes (such as commercialization through third parties). In those cases where the other party is granted a license to use portions of the technology developed under the agreement, the Company may lose that party as a potential commercial customer or the scope of services the Company might otherwise render to such customer may be limited. The Company is not able to predict the extent to which future agreements may impose restrictions on the Company's ability to utilize any technology developed under a particular agreement or require the Company to pay royalties on the use of such technology.

     In addition, the Company may seek licenses to other parties' technology in order to develop, manufacture and market certain technologies in the future. However, the Company may not be able to obtain necessary licenses or such licenses may not be available on commercially acceptable terms. Even if such licenses are available, the patents or proprietary rights underlying the licenses may prove to be invalid or unenforceable.

     Governmental Regulations and Approvals. Microorganisms and systems under development by the Company are subject to regulation by various federal, state and local agencies. Such regulation applies to all stages of field testing and to the manufacture and use of the Company's systems and microorganisms. Prior to the manufacture, sale and use of certain of its systems and microorganisms, the Company will be required to conduct extensive toxicology and environmental testing to demonstrate safety. The regulatory process will be costly and time consuming and could delay or prevent research, development, production or marketing of the Company's technologies. Failure to comply with environmental or other related laws could result in the Company facing fines or penalties which could be material in amount or injunctive relief which could materially adversely affect the business of the Company. Furthermore, the Company may encounter objections to the release of its microorganisms into the environment by special interest groups which could deter governmental agencies from granting the requisite approvals or doing so on a timely basis or otherwise might adversely affect the Company's ability to field test and market its products.

     Reliance on Environmental Regulation. Federal, state and local legislation and regulations that require substantial expenditures to meet minimum environmental quality standards and that impose penalties for noncompliance are and will continue to be a principal factor affecting demand for the systems and services being developed or offered by the Company. In addition, the level of enforcement activities by federal, state and local environmental protection agencies will also affect demand. To the extent that the scope or enforcement of such laws and regulations may be eased, the business of the Company could be materially adversely affected.

     Limited Manufacturing and Marketing Capability. The Company has had limited experience in manufacturing and marketing its biological degradation systems. The Company does not intend to develop its own bioreactor manufacturing capability as there are a number of independent contractors with experience in specialty fabrication of enclosed vessels and related controls engineering to manufacture bioreactors to the Company's specifications. The Company has begun to build a technical sales force to market the Company's systems and services. There can be no assurance, however, that the Company will successfully develop manufacturing or marketing capabilities either independently or in conjunction with third parties.

     Environmental and Product Liability Risks. Product liability and environmental impairment claims may be asserted against the Company with respect to the testing or use of the Company's technologies. Although the Company has a $5,000,000 contractor's pollution liability insurance policy, there can be no assurance that environmental or product liabilities that may be incurred by the Company will be covered by its insurance or that the dollar amount of covered liabilities will not exceed policy limits. The Company does not have any product liability insurance. Environmental impairment and product liability insurance may not be available to the Company on economical terms, if at all, which may adversely affect its ability to market its products and services. Accordingly, an uninsured judgment against the Company could have a materially adverse effect on the Company. The Company will attempt to mitigate some of the uninsured risks by typically not transporting or taking title to its customers' waste, although such measures are not sufficient to avoid all potential liability.

     Costs Related to System Shutdown. As a result of the Company's experience with the destruction of hydrogen sulfide and carbon disulfide, the Company was awarded a contract in January 1995 from the Nylonge Corporation, a synthetic sponge manufacturer located in Ohio, to design and install a biofiltration system to control a 30,000 cfm exhaust air flow. Shortly after installation, however, the system suffered a shutdown in January 1996, which the Company believes was primarily caused by a failure of internal grating material supplied by third parties. The Company is currently working to restart the system at an estimated cost of approximately $400,000, although there can be no assurance that the actual cost to restart the system will not exceed the Company's estimate. The Company is currently in discussions with its insurance carrier and certain third parties involved in the project to determine which of such entities, if any, will bear the responsibility for the cost of restarting the system.

     Control by Officers and Directors and Their Affiliates. The Company's officers and directors and their affiliates beneficially owned approximately 33% of the Company's Common Stock as of May 31, 1996 and, accordingly, may have the effective ability to control the Company.

     Dependence on Key Personnel. The Company is dependent on the efforts of certain of its scientific staff and senior officers, including Drs. Gill and Unterman, the loss of any one of whom could materially adversely affect the Company's business. Although the Company to date has been able to hire and retain qualified scientists and engineers, shortages of scientists and engineers within certain disciplines may occur, and competition for the services of qualified personnel may intensify. The Company may not be successful in recruiting or retaining such personnel in the future.

     Possible Acquisition of Related Businesses or Technologies. Although the Company from time to time evaluates and investigates possible acquisitions, through purchase, license or otherwise, of related businesses or technologies, the Company does not have any agreement or understanding with respect to any acquisition, nor is it currently engaged in definitive negotiations to acquire any technologies, which would be material to its business. There are certain risks associated with acquisitions, including, among others, incorrectly assessing the asset quality and the extent of possible liabilities of a particular business being acquired and encountering greater than anticipated costs of incorporating acquired businesses into the Company. In addition, stockholders of the Company may also experience dilution in the event that the Company uses its Common Stock as consideration for acquisitions or to obtain licenses of new technologies.

     Possible Volatility of Stock Price. There has been significant volatility in the market prices of publicly traded shares of emerging growth companies. Many factors, including, among others, announcements of technical developments, establishment of corporate relationships, governmental regulation, patent or proprietary rights and developments or public concern as to safety or other implications of the biodegradation of hazardous wastes, may have a significant impact on the market price of the Company's securities.

     Shares Eligible for Future Sale. Sales of substantial amounts of the Company's Common Stock in the public market could have an adverse effect on the market price of the Common Stock and may make it more difficult for the Company to sell its equity securities in the future at times and prices which its deems appropriate. Of the 12,853,240 shares of the Company's Common Stock outstanding at May 31, 1996, approximately 7,539,000 shares (excluding the Shares offered hereby) have been registered under the Securities Act or are eligible for resale under Rule 144 under the Securities Act or otherwise. Certain of the Company's securityholders have registration rights for substantially all of the other outstanding shares of the Company's Common Stock, as well as approximately 511,000 additional shares issuable upon exercise of warrants. The Company has outstanding options and warrants to purchase approximately 2,974,000 shares of Common Stock.

     Absence of Common Stock Dividends. The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                                  THE COMPANY

     Envirogen is an environmental biotechnology company combining unique scientific, engineering and management expertise to provide innovative solutions for treating hazardous wastes. Envirogen's strategic approach includes isolating natural organisms, in some cases enhancing their performance through genetic modification, and then developing engineered systems to optimize their activity for biodegradation. The Company also employs complementary non-biological technologies, including vapor extraction, which may be utilized either independently or in conjunction with the Company's biodegradation technology to provide broader solutions to environmental problems.

     Envirogen's strategy is to design systems to address the pollution prevention and remediation needs of large companies and governmental agencies for the treatment of currently generated hazardous wastes as well as the remediation of contaminated sites. The Company intends to market its systems and services as a direct contractor to generators of hazardous wastes and as a subcontractor to engineering and consulting and remediation firms. The Company has also begun to provide its customers with project start-up and maintenance services and, where appropriate, systems operating services.

     Envirogen was incorporated in Delaware in June 1988. Envirogen's principal office is located at 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648, and its telephone number is (609) 936-9300.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares, which are being sold by the Selling Securityholders. Any proceeds from the exercise of warrants held by certain Selling Securityholders, to the extent that such warrants are exercised, will be utilized by the Company for general corporate purposes.

                            SELLING SECURITYHOLDERS

     The following table lists the names of the persons whose Shares are covered by this Prospectus (the "Selling Securityholders"), and for each, the number of Shares beneficially owned at the commencement of the Offering, the number of Shares being offered for sale and the number of Shares to be beneficially owned after the Offering.

                               Number of Shares                      Number of
                                   Owned at         Number of      Shares Owned
                                 Commencement      Shares Being        After
Selling Securityholders           of Offering        Offered         Offering
- -----------------------------  -----------------  --------------   -------------
ETG Environmental, Inc.......        155,556         155,556(1)          -0-

Allen & Company
 Incorporated................      2,674,233(2)    1,508,900(2)    1,165,333
Barry Bergman................        110,000         110,000             -0-
Martin A. Chooljian..........         80,000          80,000             -0-
Cook & Cie, S.A..............        270,000         270,000             -0-
The Cornerhouse Limited
 Partnership.................         80,000          80,000             -0-
James A. Courter.............         86,500(3)       80,000           6,500(3)
Jordan S. Davis..............         35,112(4)       27,612(4)        7,500
Harcharan S. Gill............        146,000(5)       80,000          66,000(5)
Robert F. Hendrickson........        135,000(6)       80,000          55,000(6)
Michael G. Jesselson
 12/18/80 Trust..............        270,000         270,000             -0-
Robert F. Johnston...........        385,000(7)      160,000         225,000(7)
Robert C. Miller.............        160,210(8)      152,400(8)        7,810
Seymour L. Meisel............        128,500(9)      100,000          28,500(9)
John Simon...................        254,323(10)      58,700(10)     195,623

Allen Organ Company..........         40,000          40,000             -0-
Alton Associates.............         80,000          80,000             -0-
Bankers Insurance Co.........         50,000          50,000             -0-
Bulldog Capital Partners
 L.P.........................        250,000         250,000             -0-
Cadigan Corp.................          6,000           6,000             -0-
Campbell Investment Co.......         12,000          12,000             -0-
Chang Jen Huang..............         20,000          20,000             -0-
Clarion Capital Corp.........        150,000         150,000             -0-
Clarion Partners L.P.........        100,000         100,000             -0-
Daniel Products Profit
 Sharing Trust...............         38,200          19,000          19,200
Everglades Partners, L.P.....        150,000         150,000             -0-
Fairview Maintenance &
  Preservation Fund..........        100,000          80,000          20,000
Focus Limited Partners.......         20,000          20,000             -0-
Richard Goldstein............         80,000          80,000             -0-
Samuel D. & Sylvia C. Hale...         15,000          15,000             -0-
Hawthrone Capital
 Corporation-Defined Benefit
 Plan 12/8/92................         40,000          40,000             -0-
Hofung Holdings Limited......         80,000          80,000             -0-
Victor Lee...................        105,000         105,000             -0-
Anthony Ng...................         80,000          80,000             -0-
Oak Hall Investors, L.P......        100,000         100,000             -0-
Rio Petrol, Inc..............         26,000          26,000             -0-
Seedling Fund, L.P...........         50,000          50,000             -0-
Tan Eng-Soon.................         80,000          80,000             -0-
Tung Tai Finance, Ltd........         80,000          80,000             -0-
William J. vanden Heuvel
 Self-Employed
  Retirement Plan............         25,000          25,000             -0-

                             Number of Shares                      Number of
                                 Owned at         Number of      Shares Owned
                               Commencement      Shares Being        After
Selling Securityholders         of Offering        Offered         Offering
- ---------------------------  -----------------  --------------   -------------
Veron International Limited         80,000          80,000             -0-
Edward and Rosalie Vogrins.         17,000          16,000           1,000
Robert R. Walker...........          6,000           6,000             -0-
Robert S.C. Wang...........         70,000          70,000             -0-
NG Kai-Man William.........         20,000          20,000             -0-
Peter Yuan Lie Ming........         20,000          20,000             -0-

John Benesch...............          1,000(11)       1,000(11)         -0-
Biotechnology Investment           122,817(12)     122,817(12)         -0-
 Group, L.L.C..............
Judson Cooper..............          7,612(11)       7,612(11)         -0-
D.H. Blair & Co., Inc......          3,600(11)       3,600(11)         -0-
Gaines, Berland Inc........          3,600(11)       3,600(11)         -0-
GKN Securities Corp........          1,440(11)       1,440(11)         -0-
Robert Gladstone...........            720(11)         720(11)         -0-
Roger Gladstone............            720(11)         720(11)         -0-
Greenway Capital Corp......          3,150(11)       3,150(11)         -0-
David Kaufman..............          4,875(11)       4,875(11)         -0-
David Nussbaum.............            720(11)         720(11)         -0-
Stephen L. Ross............         10,484(11)      10,484(11)         -0-
Joshua Schein..............          7,263(11)       7,263(11)         -0-
Richard B. Stone...........         16,500(13)       1,500(13)      15,000
Lawrence Zaslow............          4,387(11)       4,387(11)         -0-

Richard C. Crowell.........            250(14)         250(14)         -0-
John S. Morley.............            300(14)         300(14)         -0-
Paul Rhuda.................            500(14)         500(14)         -0-
Steven M. Rosenstock.......            250(14)         250(14)         -0-
Paul E. Tryder.............            700(14)         700(14)         -0-
- ------------------

(1) ETG Environmental, Inc. has agreed with the Company that it will not sell, publicly or otherwise, individually or in the aggregate with Charter Technologies Limited Liability Company, more than 8,333 shares of Common Stock of the Company per week.

(2) Includes 218,900 shares that are issuable upon exercise of outstanding warrants and that are being offered hereby, and an additional 344,297 shares issuable upon exercise of other outstanding warrants. Allen & Company Incorporated is a principal stockholder of the Company and acted as the placement agent in connection with the private placements of the Company's Series C Preferred Stock and Common Stock in April 1995 and May 1996, respectively. John Simon, a Managing Director of Allen & Company Incorporated, was a director of the Company from April 1990 to June 1994, and Robert C. Miller, a Vice President and Director of Allen & Company Incorporated, has been a director of the Company since June 1994.

(3) Includes 6,500 shares issuable upon exercise of the vested portion of outstanding options. Mr. Courter has been a director of the Company since July 1994.

(4) Includes 7,612 shares issuable upon exercise of outstanding warrants. Such warrants have an exercise price of $3.50 per share and expire on September 9, 1996.

(5) Includes 36,000 shares issuable upon exercise of the vested portion of outstanding options. Dr. Gill has been a director, President and Chief Executive Officer of the Company since August 1994.

(6) Includes 25,000 shares issuable upon exercise of the vested portion of outstanding options. Mr. Hendrickson has been a director of the Company since March 1992 and Chairman of the Board since March 1994. Mr. Hendrickson also served as President and Chief Executive Officer of the Company on an interim basis from March 1, 1994 to August 1, 1994.

(7) Includes 5,000 shares issuable upon exercise of outstanding warrants. Mr. Johnston is a founder of the Company and has been a director since its incorporation in June 1988. Mr. Johnston served as Chairman of the Board of the Company from March 1992 to March 1994.

(8) Includes 52,400 shares that are issuable upon exercise of outstanding warrants and that are being offered hereby, and an additional 3,000 shares issuable upon exercise of other outstanding warrants. Mr. Miller has been a director of the Company since June 1994 and is a Vice President and Director of Allen & Company Incorporated.

(9) Includes 16,500 shares issuable upon exercise of the vested portion of outstanding options. Dr. Meisel has been a director of the Company since January 1992.

(10) Includes 18,700 shares that are issuable upon exercise of outstanding warrants and that are being offered hereby, and an additional 36,520 shares issuable upon exercise of other outstanding warrants. Mr. Simon was a director of the Company from April 1990 to June 1994 and is a Managing Director of Allen & Company Incorporated.

(11) Consists of shares issuable upon exercise of outstanding warrants at an exercise price of $3.50 per share. Such warrants expire on September 9, 1996.

(12) Consists of shares issuable upon exercise of outstanding warrants at an exercise price of $3.50 per share. Such warrants expire on September 25, 1996, except for warrants to purchase 47,067 shares that expire on September 9, 1996. Jeffrey J. Collinson, the President of the managing member of Biotechnology Investment Group, L.L.C., was a director of the Company from April 1990 to May 1996.

(13) Includes 1,500 shares issuable upon exercise of outstanding warrants at an exercise price of $3.50 per share. Such warrants expire on September 9, 1996.

(14) Consists of shares issuable upon exercise of outstanding warrants at an exercise price of $7.00 per share. Such warrants expire on October 31, 1996.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time to purchasers directly by any of the Selling Securityholders, or, alternatively, any of the Selling Securityholders may from time to time offer the Shares through dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Shares for whom they may act as agent. Any discounts, commissions or concessions received by any such dealers or agents and any profits on the sale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Securityholders or by agreement between the Selling Securityholders and/or dealers. The Shares are listed on the Nasdaq SmallCap Market and may also be sold in transactions on the Nasdaq SmallCap Market. In addition, the Shares may be sold, to the extent permitted, from time to time in transactions effected in accordance with the provisions of Rule 144 under the Securities Act.

     In connection with the offer and sale of the Shares, various state securities laws and regulations, including those of the State of Florida, require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a Selling Securityholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not bid for or purchase the Shares until after such person has completed his or her participation in such distribution, including the period of nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Securityholders and any other person participating in such distribution will be subject to other applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-2, 10b-6, and 10b-7, which provisions may affect the timing of purchases and sales of any of the Shares by the Selling Securityholders and any such other person. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market making activities with respect to the Shares.

     Pursuant to prior agreements entered into with the Selling Securityholders, the Company will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public, other than commissions and discounts of dealers or agents.

     ETG Environmental, Inc. has agreed with the Company that it will not sell, publicly or otherwise, individually or in the aggregate with Charter Technologies Limited Liability Company, more than 8,333 shares of Common Stock of the Company per week.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Drinker Biddle & Reath, Philadelphia, Pennsylvania. Morgan R. Jones, a partner in Drinker Biddle & Reath, is the Secretary of the Company.


                                    EXPERTS

     The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of operations, changes in stockholders' equity and cash flows of Envirogen, Inc. for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheets as of December 30, 1995 and December 31, 1994 and the statements of operations, shareholder's deficit and cash flows of MWR, Inc. for each of the two years in the period ended December 30, 1995, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph regarding MWR, Inc.'s ability to continue as a going concern.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses payable by the Registrant in connection with this Registration Statement.

     Securities and Exchange Commission Registration Fee...  $     6,098
     Accounting Fees and Expenses..........................        5,000
     Legal Fees and Expenses...............................       12,000
     Miscellaneous Expenses................................        1,902
                                                             -----------
          Total............................................  $    25,000
                                                             ===========

Item 15. Indemnification of Directors and Officers.

     The Restated Certificate of Incorporation of the Registrant provides as follows:

          A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

     The Registrant's By-Laws generally require the Registrant to indemnify directors and officers to the full extent permissible under Delaware law.

     The Registrant has insurance coverage with Reliance National Insurance Company that provides coverage to the Company's directors and officers in the amount of up to $2,000,000.

     Reference is also made to the last Undertaking contained in Item 17 hereof.

Item 16. Exhibits and Financial Statement Schedules.

(a)  Exhibits:


Exhibit
Number     Description
- -------    -----------
5          Opinion of Drinker Biddle & Reath

23.1       Consent of Coopers & Lybrand L.L.P.

23.2       Consent of Arthur Andersen LLP

23.3       Consent of Drinker Biddle & Reath (included in Exhibit 5)

24         Powers of Attorney

(b) Financial Statement Schedules:

The following financial statement schedules of the Company are incorporated by reference to the pages indicated in parentheses of the Company's Annual Report on Form 10-K for the year ended December 31, 1995:

     Report of Independent Accountants (Page 37)
     Schedule II - Valuation and Qualifying Accounts (Page 36)

     Schedules not filed herewith are omitted because of the absence of conditions under which they are required.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undesigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lawrenceville, State of New Jersey, on June 27, 1996

                         ENVIROGEN, INC.

                         By: /s/ Harcharan S. Gill
                             -------------------------------------
                              Harcharan S. Gill
                              President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on June 27, 1996.

Signature                   Title
- ---------                   -----

/s/ Harcharan S. Gill       President, Chief Executive Officer
- --------------------------  and Director (Principal Executive
Harcharan S. Gill           Officer)

/s/ Patricia A. McQueary    Controller (Principal Financial
- --------------------------  and Accounting Officer)
Patricia A. McQueary

James A. Courter*           Director
- --------------------------
James A. Courter

Robert F. Hendrickson*      Chairman of the Board and Director
- --------------------------
Robert F. Hendrickson

Robert F. Johnston*         Director
- --------------------------
Robert F. Johnston

Seymour L. Meisel*          Director
- --------------------------
Seymour L. Meisel

Robert C. Miller*           Director
- --------------------------
Robert C. Miller

- -------------------
*Harcharan S. Gill, pursuant to a Power of Attorney executed by each of the directors noted above and filed with the Securities and Exchange Commission as
Exhibit 24 to this Registration Statement on Form S-3, by signing his name hereto, does hereby sign and execute this Registration Statement on Form S-3 on behalf of each of the persons noted above, in the capacities indicated, and does hereby sign and execute this Registration Statement on Form S-3 on his own behalf, in the capacities indicated.

                         /s/ Harcharan S. Gill
                         ---------------------------
                              Harcharan S. Gill

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number     Description
- -------    -----------
5          Opinion of Drinker Biddle & Reath
23.1       Consent of Coopers & Lybrand L.L.P.
23.2       Consent of Arthur Andersen LLP
23.3       Consent of Drinker Biddle & Reath (included in Exhibit 5)
24         Powers of Attorney